Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
John Wille — Vice President & CFO	Alison Ziegler
201-337-9000	212-445-8432

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY REPORTS SECOND QUARTER RESULTS

AND UPDATES 2004 OUTLOOK

Oakland, N.J. — August 9, 2004 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its second quarter ended June 30, 2004.  Consolidated net sales were $53.4 million compared to $67.2 million in the second quarter 2003, a decrease of 20.5%.  The net loss was $15.6 million, or $0.75 per diluted share, compared to net income of $4.2 million, or $0.20 per share, in the second quarter of 2003.  In response to strategic changes in product direction made in June 2004 under its new CEO, in the second quarter of 2004, the Company recorded a charge of $9.0 million after tax ($13.0 million pretax) for the write-down of inventory that it expects to sell through other than its normal distribution channels.  In addition, the quarter reflects compensation expense of $0.6 million after tax ($0.8 million pretax) in connection with the previously announced stock option buy-back program.  For the six months ended June 30, 2004, sales of $119.1 million were down $35.6 million or 23.0% versus the prior year period.  The net loss of $15.1 million, or $0.73 per share, compared to net income of $14.2 million, or $0.69 per share, in the first six months of 2003.

Andy Gatto, President and Chief Executive Officer commented, “Since my arrival in June, we focused on strategies and programs to address promising growth opportunities.  We are taking aggressive actions to realign product lines, existing and emerging channels of distribution and infrastructure in support of our strategies.  For example, we view the selective use of licensing as one way to differentiate our product.  To that end, we recently signed an agreement with Marvel Enterprises and expect to add other attractive licenses in the near future.  Also, with the strong performance of our Sassy subsidiary, which operates in the vibrant infant and juvenile products sector, we are targeting this area for significant growth.  Lastly, our core business product line is being realigned with current consumer shopping preferences.

Mr. Gatto concluded, “I believe 2004 will continue to be a readjustment period with temporarily limited profitability.  The inventory write-down we took in the second quarter was a necessary step in the realignment of our product line, allowing us to focus on categories with significant growth opportunity.  To complete our realignment, the Company will recognize restructuring charges in amounts not yet determined in the second half of 2004.  While this uncertain retail environment makes it difficult to forecast results, excluding any such charges, we are projecting second half earnings of approximately $0.25 per share.”

Second quarter sales in the Company’s core business segment declined from $52.5 million in 2003 to $38.4 million in 2004.  The Company attributes this decline to continued softness in the independent retail sales channel, weak customer acceptance of its early 2004 new product introductions and its decision not to ship Christmas related product in the second quarter of 2004.  In the second quarter of 2003, the Company reported Christmas related shipments of $6.4 million.  Sales in the non-core segment increased 2.5% in the quarter due to strong performance from Sassy.

Russ Berrie and Company, Inc.

Year-to-date sales in the core segment decreased 28.6% from $125.6 million in 2003 to $89.7 million in 2004.  The Company attributes this decline to the same factors that impacted the second quarter.  International sales benefited by approximately $3.8 million from favorable foreign exchange rates.  Sales in the non-core segment increased 1.0% compared to the 2003 period.

The change in second quarter and year-to-date results was attributable to reduced sales in the core segment, a lower gross margin and higher selling, general and administrative expense, in addition to the previously discussed inventory write-down and stock option buy-back.

The Company also announced the recently completed sale of its non-core subsidiary, Bright of America for approximately $5.0 million, for which it expects to record a loss of approximately $0.01 per diluted share in the third quarter of 2004.

Russ Berrie and Company, Inc. will hold a conference call today, Monday, August 9, 2004 at 10:00 AM ET to discuss its financial results and continuing business plans.  Interested parties are invited to listen to the call live over the Internet at http://www.viavid.com.  A replay of the call will also be available on this website.

Russ Berrie and Company, Inc., a leader in the gift industry, and its wholly-owned subsidiaries, design, develop and distribute more than 8,000 gift products under the RUSS trademark through over 41,000+ specialty retail stores worldwide.  Known for its teddy bears and other plush animals, the Company’s gift line is comprised of a diverse range of everyday, seasonal and occasion-themed products, ranging from baby gifts and teen/tween accessories to simple, beautiful, home decor and lifestyle items.  Founded in 1963 by the late Russ Berrie from a rented garage in Palisades Park, New Jersey, today the Company operates offices, showrooms and distribution centers all over the world.  Headquartered in Oakland, New Jersey, the Company’s flagship 18,000-square foot showroom draws thousands of retailers annually.

Note: This News Release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, and other factors.

RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2004	2003	2004	2003

Net sales	$53,420	$67,167	$119,133	$154,718

Cost of Sales	42,591	31,498	75,201	71,390

Gross profit	10,829	35,669	43,932	83,328

Selling, general and administrative expense	34,029	30,996	68,471	65,815

Investment and other income-net	228	1,173	2,192	3,272

(Loss) income before (benefit) provision for income taxes	(22,972)	5,846	(22,347)	20,785

(Benefit) Provision for income taxes	(7,422)	1,668	(7,233)	6,628

Net (loss) income	$(15,550)	$4,178	$(15,114)	$14,157

Net (loss) income per share:
Basic	$(0.75)	$0.20	$(0.73)	$0.69
Diluted	$(0.75)	$0.20	$(0.73)	$0.69

Weighted average shares:
Basic	20,786,000	20,567,000	20,735,000	20,558,000
Diluted	20,786,000	20,677,000	20,735,000	20,656,000

—MORE—

RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

(Dollars in thousands)

	June 30,	December 31,	June 30,
	2004	2003	2003

Cash, cash equiv., marketable securities and other investment	$86,417	$232,050	$237,896
Accounts receivable — net	44,483	82,795	61,212
Inventories — net	47,046	51,921	48,263
Other current assets	20,653	14,188	10,021
Property, plant and equipment and other assets	77,524	81,794	77,270
Total assets	$276,123	$462,748	$434,662

Current liabilities	$30,527	$47,002	$36,268
Deferred income taxes	328	328	-
Total liabilities	30,855	47,330	36,268
Shareholders’ equity	245,268	415,418	398,394
Total liabilities and shareholders’ equity	$276,123	$462,748	$434,662

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